EXHIBIT 10.7

PROMISSORY NOTE

(Commercial)

U.S. $200,000	July 22, 2019

FOR VALUE RECEIVED, LONE STAR GOLD, INC. (Borrower) promises to pay to WILLIAM ALESSI, or order, (Note Holder) the principal sum of $200,000 U.S. Dollars, with interest on the unpaid principal balance from the date of this Note until paid, at the rate of 8% per annum.

This Note, together with all accrued but unpaid interest, shall be due and payable on December 31, 2019

Principal and interest shall be payable at the office of the Note Holder, or such other place as the Note Holder may designate.

At the option of the Holder, this Note may, at any time and from time-to-time, prior to the full payment of this Note, be converted, in whole or in part, into fully paid and nonassessable shares of the Borrower’s common stock upon surrender of this Note to the Borrower at its office, accompanied by written notice of election to convert and (if so required by the Borrower) instruments of transfer in form satisfactory to the Borrower, duly executed by the Holder or by his duly authorized attorney. The number of shares which will be issued upon any conversion of this Note will be determined by dividing the principal amount to be converted (plus, at the option of the Holder, accrued and unpaid interest) by the lower of (i) $0.001 (the “Fixed Conversion Price”) or, (ii) 50% of the lowest bid price during the forty-five (45) consecutive trading day period ending on the trading day immediately prior to the applicable conversion date.

The Fixed Conversion Price will be proportionately adjusted for stock splits or similar capital reorganizations. Any fractional shares resulting from a conversion will be rounded to the nearest whole share.

Payments received for application to this Note shall be applied first to the payment of costs and expense of collection and/or suit, if any, second to the payment of accrued interest specified above, and the balance applied in reduction of the principal amount hereof.

If this Note is not paid when due, the Note Holder shall be entitled to all reasonable costs and expense of collection and/or suit, including, but not limited to reasonable attorneys’ fees.

Borrower may prepay the principal amount outstanding under this Note, in whole or in part, at any time without penalty.

Borrower and all other makers, sureties, guarantors, and endorsers hereby waive presentment, notice of dishonor and protest, and they hereby agree to any extensions of time of payment and partial payments before, at, or after maturity.

LONE STAR GOLD, INC.

By:	/s/ William Alessi
William Alessi, Chief Executive Officer